Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three months ended March 31, 2020 and Declares Quarterly Dividend

Morrisville, VT April 15, 2020 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three months ended March 31, 2020 and declared a regular quarterly cash dividend.
Consolidated net income for the first quarter was $2.2 million, or $0.49 per share, compared to $2.6 million, or $0.59 per share, for the same period in 2019. The reduction in earnings from the 2019 comparison period was due to a combination of factors including an anticipated flat interest rate environment, planned technology infrastructure spending, discretionary hiring of high value staff to allow continued growth in the franchise, continued development of newer branch locations, ongoing competition in all aspects of the business, and the initial impacts of the outbreak of the COVID-19 public health emergency.
Interest income increased $185 thousand, or 2.1%, to $8.8 million for the three months ended March 31, 2020 compared to $8.6 million for the three months ended March 31, 2019. The Federal Reserve initiated a 150 basis point reduction in short term interest rates in March 2020 which will impact interest income in future periods. Interest expense was $1.4 million for the three months ended March 31, 2020 compared to $1.2 million for the three months ended March 31, 2019, an increase of $225 thousand, or 18.3%.
The provision for loan losses was $300 thousand for the three months ended March 31, 2020 compared to $50 thousand for the same period in 2019. The increase in the provision resulted from management's adjustment to the economic qualitative factors utilized to estimate the allowance for loan losses due to the economic disruption currently impacting our borrowers.
Total noninterest income amounted to $2.6 million for the three months ended March 31, 2020 compared to $2.2 million for the three months ended March 31, 2019, an increase of $472 thousand, or 23.6%, due to an increase in the gain on sale of residential loans. Sales of qualifying residential loans amounted to $42.4 million for the three months ended March 31, 2020 compared to $21.4 million for the same period in 2019.
Total noninterest expenses were $7.2 million for the three months ended March 31, 2020 compared to $6.5 million for the same period in 2019. Increases of $323 thousand in salaries and wages, $76 thousand in occupancy expenses, $175 thousand in equipment expenses, and $88 thousand in other expenses were partially offset by a decrease of $12 thousand in employee benefits between periods.
Total assets increased to $883.1 million as of March 31, 2020 from $813.3 million as of March 31, 2019. Loan growth continues to drive asset growth with total loans of $694.0 million as of March 31, 2020 compared to $656.4 million of March 31, 2019. Balance sheet growth was funded using a combination of core deposits and wholesale funding options such as brokered deposits and Federal Home Loan Bank advances. Total deposits reached $736.1 million as of March 31, 2020 compared to $700.4 million a year ago, or growth of $35.7 million, or 5.1%.
The Company had total equity capital of $73.8 million with a book value per share of $16.50 as of March 31, 2020 compared to $66.7 million and $14.94 per share as of March 31, 2019.
Union Bank, the subsidiary of the Company, has participated in the Paycheck Protection Program ("PPP") initiated by the Small Business Association ("SBA") as part of the Coronavirus Aid, Relief and Economic Security ("CARES") Act. Union Bank has submitted and received approval for over 300 applications in excess of $50 million. These loans are expected to be disbursed to borrowers in the coming week.
The Board of Directors declared a cash dividend of $0.32 per share for the quarter payable May 7, 2020 to shareholders of record as of April 27, 2020.
The extent to which the COVID-19 pandemic impacts our business, operations, and financial results will depend on numerous factors that we may not be able to accurately predict. The Company has implemented its Pandemic and Business Continuity Plans to address the operating risks associated with the global COVID-19 pandemic, and has made necessary changes to working patterns to allow customers continued access to essential banking services. As is the case in many other states, the Governors of Vermont and New Hampshire have issued emergency orders requiring the temporary closure of businesses deemed non-essential.  These and other governmental measures taken in response to the COVID-19 health emergency will adversely impact many of our loan and deposit customers, and accordingly, may also adversely affect our banking operations and financial results in future periods.
About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 20 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.

Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.